Exhibit 10.15



February 4, 2005

Brian Piwek
28 Sherwood Downes
Park Ridge, NJ 07656

         Re:      Amendments to your Employment Agreement

Dear Brian:

         As we have discussed, the Company recognizes that due to the changes that took place on November 15, 2004 (the "Effective Date"), you have Good Reason to terminate your employment pursuant to Paragraph 8(a) of the Executive Employment Agreement between you and The Great Atlantic & Pacific Tea Company, Inc., made and entered into on October 28, 2002 (the "Agreement").

         Whereas, in order to induce you not to terminate your employment within the 3 month period immediately following the Effective Date, and whereas, you would prefer not to terminate your employment, it is agreed that with respect to the changes that took place on November 15, 2004, the 3-month period in the last sentence of Paragraph 8(a) of the Agreement shall be changed to a 12-month period. To avoid any misunderstanding, this extension is a one-time extension that applies only to the changes that occurred on November 15, 2004. For any other event constituting Good Reason, you must give notice of your termination for Good Reason within 3 months after the occurrence of such event.

         Although it is the Company's hope that you do not terminate your employment for Good Reason due to the changes that occurred on November 15, 2004, the Company agrees that if you do so (1) all stock options that have been granted to you but are unvested as of your separation date will immediately vest on that date and will be exercisable within one year and (2) you will be 100% vested in the Supplemental Executive Retirement Plan (SERP) at the Cumulative Benefit Payable that is applicable to ten years of service (which is 30% of the highest five year average salary during the last ten years leading up to retirement).

         Except as indicated above, the Agreement, its terms and conditions shall remain in full force and effect. If the terms outlined above are acceptable, please sign below and return to me an original executed copy of this letter agreement. Upon execution of this letter agreement, the Agreement shall be deemed amended in accordance with Paragraph 28 thereof.


                              Sincerely,

                              The Great Atlantic & Pacific Tea Company, Inc.

                              By:/s/Christian Haub




Agreed to and accepted this 8th day of February, 2005.

/s/Brian Piwek
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Brian Piwek